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                                     [LOGO]

                                4400 BAKER ROAD
                          MINNETONKA, MINNESOTA 55343

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 18, 1995

TO THE SHAREHOLDERS OF FINGERHUT COMPANIES, INC.:

    Notice is hereby given that the Annual Meeting of the Shareholders of Fingerhut Companies, Inc. (the "Company") will be held at 11:00 a.m. (Minneapolis time) on Thursday, May 18, 1995, at the Minneapolis Hilton, 1001 Marquette Avenue South, Minneapolis, Minnesota, for the following purposes:

    1. To elect three Class II directors, each to serve for a three-year term and until his successor is elected and qualified.

    2. To vote on the approval of the Fingerhut Companies, Inc. 1995 Long-Term Incentive and Stock Option Plan.

    3. To vote on the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the 1995 fiscal year.

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Only holders of record of the Company's Common Stock at the close of business on March 22, 1995, will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                  [SIGNATURE]
                                          John K. Ellingboe
                                          SECRETARY

March 27, 1995
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                             ---------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 18, 1995

                                ----------------

    This proxy statement is provided in connection with the 1995 Annual Meeting of Shareholders of Fingerhut Companies, Inc. (the "Company"), which will be held at 11:00 a.m. on Thursday, May 18, 1995 at the Minneapolis Hilton, 1001 Marquette Avenue South, Minneapolis, Minnesota, and any adjournment thereof. The accompanying proxy is solicited by the Board of Directors of the Company. The Company's principal executive offices are located at 4400 Baker Road, Minnetonka, Minnesota 55343.

    The Board of Directors is aware of three items of business to be considered at the Annual Meeting: (1) the election of three Class II directors; (2) approval of the Fingerhut Companies, Inc. 1995 Long-Term Incentive and Stock Option Plan (the "1995 Stock Option Plan"); and (3) ratification of the appointment of independent auditors for the 1995 fiscal year. The Board of Directors knows of no other matters to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the proxy will vote on such other matters and/or for other nominees in accordance with their best judgment.

    The Board of Directors recommends that an affirmative vote be cast in favor of all of the proposals listed in the proxy (or voting instructions) card. By completing and returning the accompanying proxy, the shareholder authorizes Theodore Deikel and John K. Ellingboe, as designated on the face of the proxy, to vote all shares for the shareholder. All returned proxies that are properly signed and dated will be voted as the shareholder directs. If no direction is given, executed proxies will be voted FOR each of the nominees and listed proposals. Regardless of the size of your holdings, you are encouraged to complete and return the proxy or voting instructions card so that your shares may be voted at the Annual Meeting. A proxy may be revoked by a shareholder at any time before it is voted at the Annual Meeting by giving notice of revocation to the Company in writing, by execution of a later dated proxy or by attending and voting at the Annual Meeting.

    Shares voted as abstentions on any matter (or a "withhold vote for" as to directors) will be counted for purposes of determining the presence of a quorum at the Annual Meeting and treated as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters.

    This proxy statement and the accompanying form of proxy are being sent or given to shareholders beginning on or about March 29, 1995, along with the Company's 1994 Annual Report to Shareholders.

    Holders of record of the Company's common stock, $.01 par value (the "Common Stock"), at the close of business on March 22, 1995, will be entitled to vote on all matters at the Annual Meeting. Each share will be entitled to one vote. On March 22, 1995, a total of 45,762,968 shares of Common Stock were outstanding.

    All expenses in connection with the solicitation of this proxy will be paid by the Company. Officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone or electronic transmission.
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                       PROPOSAL 1:  ELECTION OF DIRECTORS

    In accordance with the terms of the Company's Amended and Restated Articles of Incorporation, the Board of Directors is divided into three classes, designated as Class I, Class II and Class III, respectively, with staggered three-year terms of office. At each annual meeting, directors who are elected to succeed the class of directors whose terms expire at that meeting will be elected for three-year terms. At the Annual Meeting, three Class II directors will be elected to hold office for three-year terms that will expire at the annual meeting of shareholders to be held in 1998 and until their successors are elected and qualified. The Board of Directors has designated Stanley S. Hubbard, Rakesh K. Kaul and Richard M. Kovacevich as nominees for reelection to the Board of Directors of the Company. Each of the nominees has consented to serve as director, if elected. If any of the nominees becomes unable to accept nomination or election, the enclosed proxy will be voted for the election of a nominee designated by the Board of Directors, unless the Board reduces the number of directors on the Board of Directors or unless the shareholder indicates to the contrary on the proxy. The affirmative vote of a majority of the shares of Common Stock entitled to vote and present in person or by proxy at the Annual Meeting is required for election of each nominee. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

    Certain biographical information furnished by the Company's directors and nominees, and the directors' respective terms of office, is presented below.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING:

    STANLEY S. HUBBARD (age 61) has been a director of the Company since 1990. For more than the past five years he has been Chief Executive Officer of Hubbard Broadcasting, Inc. (privately held communications company); he is also Chairman of Conus Communications and the United States Satellite Broadcasting Company. Mr. Hubbard is a Class II director whose term expires at the Annual Meeting.

    RICHARD M. KOVACEVICH (age 51) has been a director of the Company since 1993 and is a Class II director whose term expires at the Annual Meeting. Mr. Kovacevich has been President and Chief Executive Officer of Norwest Corporation (bank holding company) since 1993; from 1989 to 1992, he was President and Chief Operating Officer of Norwest Corporation. Mr. Kovacevich also serves as a director of Norwest Corporation, ReliaStar Financial Corp. (formerly The NWNL Companies, Inc.), Northwestern National Life Insurance Company and Northern States Power Company.

    RAKESH K. KAUL (age 43) has been Vice Chairman of the Company since May 1994. In addition, he became Chief Operating Officer in March 1995. Mr. Kaul was Executive Vice President and Chief Administrative Officer of the Company from January 1992 to May 1994. Prior to joining the Company, he held several positions at Shaklee Corporation (direct marketing company), including Chief Financial and Strategic Officer from 1990 to April 1991 and Senior Vice President, Corporate Development and Planning from 1989 to 1990. Mr. Kaul is a Class II director whose term expires at the Annual Meeting.

CONTINUING DIRECTORS:

    THEODORE DEIKEL (age 59) has been Chairman of the Board, Chief Executive Officer and President of the Company since 1989. Mr. Deikel is a Class III director whose term expires at the 1996 Annual Meeting. From 1985 until rejoining the Company, Mr. Deikel served as Chairman and Chief Executive Officer of CVN Companies, Inc., a direct marketing company using television and direct mail. From 1979 to 1983, Mr. Deikel was Executive Vice President of American Can Company (a predecessor of The Travelers Inc.) and Chairman of American Can Company's specialty retailing division, which included the Company. In addition, Mr. Deikel was Chief Executive Officer of Fingerhut Corporation from 1975 to 1983.

    WENDELL R. ANDERSON (age 62) has been of counsel to the law firm of Larkin, Hoffman, Daly and Lindgren, Ltd. since 1991, and was a partner in the firm for at least five years prior to that time. The law firm provides legal services to the Company from time to time. Mr. Anderson has been a director of the Company since 1990. He is a Class III director whose term expires at the 1996 Annual Meeting. He

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is a former United States Senator and former Governor of the State of Minnesota, serves on the University of Minnesota Board of Regents and is also a director of National City Bancorporation, Evans Environmental Corporation and Supermail International, Inc.

    EDWIN C. GAGE (age 54) has been a director of the Company since 1992. Mr. Gage is Chairman and Chief Executive Officer of Gage Marketing Group LLC
(integrated direct marketing and promotional services), which he formed in January 1992, and Vice Chairman of Carlson Holdings, Inc. (holding company for hospitality, marketing and travel companies). He was Chief Executive Officer of Carlson Companies, Inc. from 1989 to 1992 and President and Chief Operating Officer from 1984 to 1989. Mr. Gage is a Class III director whose term expires at the 1996 Annual Meeting. Mr. Gage is also a director of SuperValu Stores, Inc., Carlson Holdings, Inc., Minnesota Council for Quality, and Minneapolis Institute of Arts; and an advisory board member for the Kellogg Graduate School of Management at Northwestern University.

    DUDLEY C. MECUM (age 60) has been a director of the Company since 1990 and has been a partner in the firm of G.L. Ohrstrom & Co. (merchant banking) since 1989. He was Chairman of Mecum Associates, Inc. (management consulting) from 1987 to 1989. Mr. Mecum is a Class I director whose term expires at the 1997 Annual Meeting. Mr. Mecum is also a director of The Travelers Inc., Lyondell Petrochemical Company, Vicorp Restaurants, Inc., DynCorp and Roper Industries, Inc.

    The Board of Directors has established Executive, Compensation and Audit Committees. The Company does not have a nominating committee.

    The Executive Committee is authorized to exercise the full power of the Board of Directors in the management and conduct of the business affairs of the Company during the interim between meetings of the Board. The Executive Committee may also review and make recommendations to the Board of Directors with respect to various corporate matters. The current members of the Executive Committee are Messrs. Anderson and Deikel. During the fiscal year ended December 30, 1994, the Executive Committee met five times.

    The Compensation Committee sets the compensation of all the Company's officers whose base annual salary exceeds $200,000, approves, adopts and administers compensation plans, administers and grants stock options under the Company's stock option plans, reviews administration of the Company's benefit plans, reviews and makes recommendations to the Board of Directors on matters relating to compensation of all officers and reviews ranges of compensation for all other employees of the Company. During the fiscal year ended December 30, 1994, the Compensation Committee met six times. The current members of the Compensation Committee are Messrs. Gage, Hubbard and Kovacevich.

    The Audit Committee supervises and reviews the Company's accounting and financial services, makes recommendations to the Board of Directors as to nomination of independent auditors, confers with the independent auditors and internal auditors regarding the scope of their proposed audits and their audit findings, reports and recommendations, reviews the Company's financial controls, procedures and practices, approves all nonaudit services by the independent auditors and reviews transactions between the Company and its affiliates. The current members of the Audit Committee are Messrs. Gage, Hubbard and Mecum. The Audit Committee met four times during the fiscal year ended December 30, 1994.

    During the fiscal year ended December 30, 1994, the Board of Directors met five times. All incumbent directors attended at least 75% of all the meetings of the Board of Directors and committees that were held while they were serving on the Board of Directors or on such committee. The Company's Board of Directors and committees also act from time to time by unanimous written consent in lieu of meetings.

    COMPENSATION OF DIRECTORS. Members of the Board of Directors who are not employees of the Company receive an annual retainer of $20,000 for membership on the Board of Directors, including service on committees of the Board. The directors designated and serving as the chairperson of the Audit Committee and of the Compensation Committee also receive an annual retainer of $4,000 for service as chairperson of such committee. In addition, non-employee directors receive an attendance

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fee of $2,500  for each  regular or  special meeting  attended of  the Board  of
Directors. Directors employed by the Company receive no directors' fees. In addition, the Company reimburses reasonable travel, lodging and other incidental expenses incurred by directors in attending meetings of the Board of Directors and committees. Wendell Anderson, a member of the Company's Board of Directors, provides certain governmental and regulatory affairs consulting services to the Company, for which he was paid $144,000 plus reimbursement of expenses in 1994.

    Beginning in 1995, under the Fingerhut Companies, Inc. Directors' Retainer Stock Deferral Plan, non-employee directors may elect to defer, in the form of shares of Common Stock, all or a portion of the annual retainer for service on the Board of Directors. Directors who elect to defer their retainer will have their deferred stock accounts credited with the number of shares equal to the deferred retainer amount divided by the market price of the Common Stock on the date the retainer was otherwise payable.

                         TOTAL SHAREHOLDER RETURN INDEX

    The following graph compares the cumulative total shareholder return on the Company's Common Stock ("FHT") since it became publicly traded on April 25, 1990, with the cumulative total return for the Standard & Poor's 500 Stock Index ("SP500") and the Dow Jones Retailers Broadline Index ("DJRTB") over the same period, assuming the investment of $100 on April 25, 1990 and reinvestment of all dividends.

                                    [CHART]
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            4/25/90     12/31/90    12/31/91    12/31/92    12/31/93    12/31/94
 FHT        $   100     $    98     $   177     $   190     $   355     $  $197
 SP500      $   100     $   102     $   133     $   143     $   158     $   160
 DJRTB      $   100     $    99     $   165     $   191     $   183     $   155

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            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Compensation Committee") is composed of independent directors who qualify as disinterested persons for purposes of Rule 16b-3 under the Securities Exchange Act of 1934.

    COMPENSATION POLICIES. The Company's current executive compensation policies are intended to achieve three basic goals: (i) allow the Company to attract and retain the highest caliber executives; (ii) provide compensation programs that reward individual and corporate performance and motivate executives to achieve strategic corporate goals for both short-term and long-term financial results; and (iii) align the interests of executives with the interests of the Company's long-term shareholders through stock options and other stock-based awards.

    The Compensation Committee believes that the most effective executive compensation program is one that provides incentives to achieve both current and longer-term strategic goals, with the ultimate objective of enhancing shareholder value. Accordingly, the Compensation Committee believes executive compensation should be comprised of both short-term cash-based programs that reward achievement of individual and Company-specific goals and long-term equity-based incentives that reward executives only to the extent that the Company's Common Stock price increases for all shareholders.

    The Company's annual compensation mix provides for base salaries, as well as the opportunity to receive annual bonuses that are linked directly to financial performance of the Company and, to varying extents, to individual performance, and which are designed to provide better than competitive pay only for better than competitive financial performance. This permits the Company to attract and retain talented executives but makes a substantial portion of an executive officer's annual compensation dependent on the Company's performance.

    The Company provides long-term equity-based compensation generally through participation in the Fingerhut Companies, Inc. Stock Option Plan (the "Stock Option Plan"), the Fingerhut Companies, Inc. Performance Enhancement Investment Plan (the "PEIP Plan") and the proposed 1995 Stock Option Plan. This assures that key employees have a meaningful stake in the Company, the ultimate value of which is dependent on the Company's long-term stock price appreciation, and that the interests of employees are aligned with those of the shareholders. In limited cases, the Compensation Committee has granted equity incentives in subsidiaries.

    POLICY ON DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million per year for compensation paid to the executive officers named in "Executive Compensation" unless certain requirements are met. The Compensation Committee has carefully considered these requirements and the proposed regulations. Based on the transition rules in the proposed regulations, the Compensation Committee believes that bonus compensation and gains from exercises of Company stock options will be exempt from the deduction limitations. The Compensation Committee's present intention is to structure compensation to be tax deductible; however, it retains the right to authorize compensation that does not qualify for income tax deductibility.

    SALARIES. Executive officer salaries are not based on the Company's performance. Salaries generally are intended to be competitive with the average base salaries paid by corporations similar in size to the Company, as indicated in independent salary surveys. The Company competes for talented executives with a wide variety of corporations, which are not necessarily the same as those referenced in the performance graph. Recently recruited executive officers' base salaries will reflect their positions and experience, as well as the compensation package necessary to attract them to the Company. Annual merit increases are based on a subjective evaluation of an officer's performance. As part of the annual budget process, the Company sets company-wide guidelines for merit salary increases. These guidelines, which established 4.5% average increases for exempt employees' salary reviews effective during 1994, were followed for the executive officers. In accordance with these guidelines and in recognition of his performance during the previous year, the Compensation Committee increased the

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Chief  Executive Officer's  1994 salary to  $544,050 from $516,300  in 1993. The
Summary Compensation Table does not reflect these exact amounts because of timing differences relating to the pay periods.

    ANNUAL INCENTIVE COMPENSATION. A significant portion of the executive officers' compensation is at risk each year in the form of variable annual incentive bonuses under the Fingerhut Companies, Inc. and Subsidiaries Key Management Incentive Bonus Plan for Designated Corporate Officers (the "Bonus Plan") or the Fingerhut Companies, Inc. Annual Incentive Bonus Plan (the "Annual Incentive Bonus Plan").

    BONUS PLAN. The Bonus Plan is approved annually by the Compensation Committee and is intended to provide incentives to management to achieve or exceed the Company's financial goals for that year. All executive officers other than the Chief Executive Officer participated in the 1994 Bonus Plan. The 1994 Bonus Plan formula had four components: paid base salary, targeted bonus percentage (based on job level), Company performance factor and individual performance objectives. The proportion of the targeted bonus based on the Company's financial performance ranged from 50% for vice presidents to 80% for senior executive officers. The 1994 Bonus Plan established maximum bonuses ranging from 97.5% of paid base salary for vice presidents to 162.5% of paid base salary for senior executives. The Company performance factor was based on 1994 pre-tax earnings, with no bonuses to be paid if the Company's 1994 pre-tax earnings were lower than in 1993. Due primarily to the charge-off related to the television operations and corporate streamlining, the Company's 1994 pre-tax earnings were lower than in 1993. Under the original terms of the Bonus Plan, no bonuses would have been payable. However, the Compensation Committee believed that rewarding achievement of individual performance objectives would further the Company's interest in motivating individual performance. In early 1995, after considering the advice of an independent compensation consultant, the Committee amended the Bonus Plan to permit payment of only the portion of the targeted bonus that was based on achievement of the individual performance factors (and nothing based on Company performance), except that no bonuses would be paid to the five highest paid officers unless otherwise contractually obligated. One executive officer in this group was guaranteed a 1994 bonus in his original employment offer letter. The amended Bonus Plan provided for maximum bonuses ranging from 25% of paid base salary for senior executives to 37.5% of paid base salary for vice presidents, because senior executives have a greater portion of their bonuses based on Company performance. As a result, all executive officers received significantly lower bonuses for 1994 than they received for 1993 and four of the officers named in the executive compensation charts received no bonus for 1994. In addition, the 1994 Bonus Plan also provided for special President's Awards for extraordinary service. One executive officer received a President's Award for 1994.

    ANNUAL INCENTIVE BONUS PLAN. The Company wishes to ensure that bonuses paid to executive officers satisfy the requirements for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended. Therefore, the Compensation Committee adopted the Annual Incentive Bonus Plan, which was approved by the shareholders in 1994. The Chief Executive Officer was the only 1994 participant. As with the Bonus Plan, the Annual Incentive Plan used a Company performance schedule based on the Company's pre-tax earnings. It provided for a maximum bonus of 162.5% of paid base salary, calculated solely on the Company performance factor, with no bonus to be paid if 1994 pre-tax earnings were less than 1993. Because the Company's 1994 pre-tax earnings were less than 1993, the Chief Executive Officer received no bonus for 1994. As a result, although the Company's pre-tax earnings were 37% less than in 1993, the Chief Executive Officer's combined 1994 salary and bonus dropped 59% from 1993.

    LONG-TERM INCENTIVE COMPENSATION. The Company's option plans are designed to align a significant portion of the executive compensation program with long-term shareholder interests. The options only have value to the extent the Common Stock appreciates from the date the options are granted.

    STOCK OPTION PLAN. The Stock Option Plan permits grants of incentive stock options and non-qualified stock options, although the Compensation Committee has granted only non-qualified options. These options are granted with an exercise price at the fair market value on the grant date, vest

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over  a five- year period and expire after ten years. The Compensation Committee typically has granted stock options to executive officers and other key employees when they commence employment with the Company or when they are promoted. The number of shares covered by a grant reflect the level of job responsibility and, in some cases, subjective factors based on recommendations of the Chief Executive Officer. During 1994, the Compensation Committee granted options to purchase a total of 38,500 shares of Common Stock to two executive officers as a result of promotions. Following the adoption of the PEIP Plan, the Compensation Committee reduced the use of new grants under the Stock Option Plan for executive officers. Because the level of compensation provided by stock options depends on appreciation of the Common Stock, the Company's executive
officers  have  suffered  a  decline  in  the  value  of  their  stock   options
commensurate with the decline in the Company's stock. The Compensation Committee has not repriced any stock options granted under the Stock Option Plan.

    PEIP PLAN. Under the PEIP Plan, employees are offered the opportunity to purchase option units, each consisting of four non-qualified seven-year options to purchase Common Stock, with exercise prices of 110%, 120%, 130% and 140%, respectively, of the fair market value of Common Stock on the grant date. If an option expires unexercised, or upon termination of employment, the optionee will be entitled to the return of the purchase price initially paid to acquire the option, but only if the market value of the Common Stock on the expiration or termination date is equal to or greater than on the grant date (or the termination was involuntary). If the market value of the Common Stock on the date of expiration of the option is less than it was on the grant date, the amount of the purchase price to be returned to the optionee will be reduced by a percentage equal to the percentage decline in the market value of the Common Stock between the grant date and the date of expiration. During 1994, five executive officers were granted the right to purchase options under the PEIP Plan for an aggregate of 239,000 shares of Common Stock, as a result of new hires and promotions. The amounts of the grants were based generally on the level of job responsibility and on the recommendations of the Chief Executive Officer.

    When the Compensation Committee adopted the PEIP Plan, it believed the PEIP Plan would attract, motivate and retain key employees, as well as align the interests of management with long-term shareholder interests. In practice, however, the PEIP Plan failed these expectations. PEIP options have not appealed to prospective employees. Because most corporations offer standard stock option arrangements, the Company must provide additional compensation to counter competing employment offers. Moreover, the mechanics of the PEIP Plan are a disincentive to employee retention. Many employees borrowed the purchase price of their PEIP options, all of which now are substantially out-of- the-money. Unlike shareholders who can sell their stock, even at a loss, PEIP optionholders can only recover their purchase price if their employment terminates or the PEIP options expire. This financial motivation to resign is not in the Company's best interests.

    In 1995, the Compensation Committee decided to stop granting new PEIP options and to allow employees to sell their PEIP options to the Company at the original purchase price. The decision was based on the above factors and the determination that the outstanding PEIP options had a Black-Scholes present value at least equal to the original purchase price. The Company will only repurchase either all an employee's PEIP options (vested and unvested) or all the employee's unvested PEIP options. Employees may not retain only the lowest priced tiers of PEIP options. Upon approval of the 1995 Stock Option Plan, the available ungranted shares and the shares underlying repurchased PEIP options will be cancelled and not re-issued. The Compensation Committee will not reprice any PEIP options that employees decide to keep. The Company has not yet repurchased any PEIP options.

    1995 STOCK OPTION PLAN. Following its decision to cancel the PEIP Plan, the Compensation Committee adopted the 1995 Stock Option Plan to be the Company's new equity-based compensation plan. The 1995 Stock Option Plan will permit a variety of stock-based grants and awards and give the Committee flexibility in tailoring its long-term compensation programs. The Committee has made no grants under the 1995 Stock Option Plan and is evaluating various approaches to using stock-based grants or awards in the Company's compensation programs. It will not "reprice" PEIP options or options granted under the Stock Option Plan by making equivalent replacement grants under the new plan.

RICHARD M. KOVACEVICH      EDWIN C. GAGE              STANLEY S. HUBBARD
CHAIRMAN                   MEMBER                     MEMBER
COMPENSATION COMMITTEE     COMPENSATION COMMITTEE     COMPENSATION COMMITTEE

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The  members of  the Compensation  Committee are  Edwin C.  Gage, Stanley S.
Hubbard and Richard M. Kovacevich. The Company leases telemarketing and warehouse space from Carlson Real Estate Company, a partnership owned by various members of the immediate family of Edwin C. Gage, including Mr. Gage. Rental expense for 1994 under these leases was approximately $2,063,000. The Company believes the terms of the leases are at least as favorable to the Company as it could have received from an unrelated third party. The annual rental amount is not material to either the Company or Carlson Real Estate Company.

    For a number of years, the Company has had regular banking relationships with Norwest Bank Minnesota, N.A. ("Norwest Bank"), a subsidiary of Norwest Corporation. Richard M. Kovacevich is President and Chief Executive Officer of Norwest Corporation. Norwest Bank is one of the lending banks and is a letter of credit issuing bank under the Company's revolving credit and letter of credit facility and is also the registrar and transfer agent with respect to the Common Stock. In addition, the Company and its subsidiaries maintain a number of depository and checking accounts with Norwest Bank and its affiliates. The Company paid Norwest Bank approximately $1,725,000 with respect to these services and relationships for 1994. The Company believes the terms of the various banking relationships, and the fees paid, are at least as favorable to the Company as it could have received from an unrelated third party. The amount paid is not material to either the Company or Norwest Corporation.

                             EXECUTIVE COMPENSATION

    The following table sets forth cash and noncash compensation for each of the last three fiscal years to the Chief Executive Officer, each of the four other most highly compensated executive officers who were serving as executive officers at December 30, 1994:

                           SUMMARY COMPENSATION TABLE


                                                                        LONG-TERM
                                         ANNUAL COMPENSATION             AWARDS
                                  ----------------------------------  -------------
                                                        OTHER ANNUAL   SECURITIES     ALL OTHER
      NAME AND                     SALARY               COMPENSATION   UNDERLYING    COMPENSATION
 PRINCIPAL POSITION      YEAR        ($)     BONUS ($)     ($)(A)     OPTIONS(#)(B)     ($)(C)
Theodore Deikel             1994  $ 542,971  $       0   $  433,873             0     $   15,900
 Chief Executive            1993  $ 536,756  $ 789,702   $  327,996       400,000     $   30,000
 Officer                    1992  $ 499,038  $ 561,418   $   30,389       523,382     $   30,000
Rakesh K. Kaul              1994  $ 342,689  $       0   $   35,970        50,000     $   15,900
 Chief Operating            1993  $ 294,231  $ 414,314   $   39,031       250,000     $   94,858
 Officer                    1992  $ 254,904  $ 275,615   $  161,388       120,000     $  239,814
Gregory D. Lerman           1994  $ 321,354  $       0   $   84,676             0     $   15,900
 EVP, Merchandising         1993  $ 317,641  $ 447,278   $   26,615       200,000     $   30,000
 and CEO, USA Direct        1992  $ 294,673  $ 418,615   $   23,317             0     $   30,000
James B. Moran              1994  $ 284,000  $       0   $   69,723             0     $   15,900
 Sr. V.P., Operations       1993  $ 294,750  $ 415,045   $   20,165       100,000     $   30,000
                            1992  $ 274,460  $ 346,760   $   28,478             0     $   30,000
Ronald N. Zebeck (d)        1994  $ 275,962  $ 206,971   $   15,134        75,000     $  790,500
 President, Fingerhut       1993     --         --           --            --             --
 Financial Services         1992     --         --           --            --             --
 Corporation

--------------------------
(a) Amounts reported under "Other Annual Compensation" represent perquisites or other personal benefits, tax reimbursement payments and, for 1994 only, cash payments of $9,099 to each of Messrs. Deikel, Kaul and Moran under the Fingerhut Corporation Profit Sharing Excess Plan. In accordance with rules of the Securities and Exchange Commission, perquisites and other personal benefits totalling less than $50,000 or 10% of a named executive officer's salary and bonus have been omitted. The perquisites that exceed 25% of the amounts listed in this column for any named executive officer are: $327,482 for 1994 and $244,661 for 1993 for interest paid by the Company on Mr. Deikel's personal loan to pay the income tax liability on his 1992 stock exercise and a $16,524 auto allowance for each of Mr. Lerman and Mr. Moran in 1994.
(b) Adjusted for the Company's 1993 two-for-one stock split. The Company did not grant any restricted stock during 1992-1994 and none of the named executives has any outstanding restricted stock.
(c) Amounts disclosed in this column, except as to Mr. Kaul and Mr. Zebeck, represent only amounts contributed under the Fingerhut Corporation Profit Sharing Plan. The amounts listed for Mr. Kaul consisted solely of relocation expenses in 1992 and in 1993 also included $64,858 of relocation expenses. The 1994 amount for Mr. Zebeck consisted of the amount paid to Mr. Zebeck to cover expenses incurred in connection with his relocation to Minnesota.
(d) Mr. Zebeck commenced employment with Fingerhut Financial Services Corporation, a wholly owned subsidiary of the Company, in March 1994. As part of his offer of employment, Mr. Zebeck was guaranteed a 1994 bonus of at least 75% of his paid base salary.

    PENSION PLAN. Fingerhut Corporation maintains a noncontributory defined benefit plan (the "Pension Plan") for substantially all of its nonunion employees who have completed at least one year of service. Under the Pension Plan, the current service pension credit of a participant for each year is equal to the sum of .82% of his or her certified earnings not in excess of Social Security covered compensation for that plan year and 1.40% of the balance of his or her certified earnings for that year. Retirement benefits under the Pension Plan are the sum of the pension credits for each year of service.

Participants are 100% vested after completion of at least five years of service or if they are at least age 65 upon termination of employment. The Pension Plan also provides reduced early retirement benefits for participants who have attained age 55 and have at least five years of service. The estimated annual benefit payable at age 65 for the named executives is: Mr. Deikel, $58,075; Mr. Lerman, $13,271; Mr. Kaul, $43,752; Mr. Zebeck; $43,863 and Mr. Moran, $42,591.

    The following table shows information concerning stock options granted during the fiscal year ended December 30, 1994 for the named executives.

                                          OPTION GRANTS IN LAST FISCAL YEAR
                                                                                                 POTENTIAL REALIZABLE
                                                                                                   VALUE AT ASSUMED
                                                                                                 ANNUAL RATES OF STOCK
                                                                                                  PRICE APPRECIATION
                                       INDIVIDUAL GRANTS                                            FOR OPTION TERM
                                       NUMBER OF       % OF TOTAL
                                      SECURITIES        OPTIONS
                                      UNDERLYING       GRANTED TO      EXERCISE
                                    OPTIONS GRANTED   EMPLOYEES IN       PRICE      EXPIRATION
               NAME                     (#)(A)            1994       ($/SHARE)(B)      DATE      5%($)(C)   10%($)(C)
Theodore Deikel                                0           --             --            --          --          --
Rakesh K. Kaul                            50,000            10.3%      $   32.16       6/14/01   $ 115,500  $  779,000
Gregory D. Lerman                              0           --             --            --          --          --
James B. Moran                                 0           --             --            --          --          --
Ronald N. Zebeck                          75,000            15.5%      $   38.39       3/21/01   $ 207,750  $1,395,750

------------------------------
(a) The rights to purchase these options were granted under the PEIP Plan as described in the Compensation Committee Report on Executive Compensation. The options are divided into four tiers and were issued in units comprised of one option from each tier. Optionees were required to purchase the options in units. The average purchase prices paid for each option were:
     $1.53 for Mr. Kaul and $1.83 for Mr. Zebeck. The options vest 25% of each tier on the anniversary of the grant date and 25% of each tier annually thereafter. If the options expire unexercised, or are forfeited due to termination of employment, the optionee will be entitled to the return of all or a portion of the purchase price, depending on the relation of the market price of the Common Stock on the expiration date to the market price on the grant date. See "Compensation Committee Report on Executive Compensation."
(b) The amounts listed represent the average of the exercise prices of the four options within a unit, which are 110%, 120%, 130% and 140%, respectively, of the market price on the grant date, plus the applicable purchase price for each option. For Mr. Kaul, the individual option in-the-money prices are $28.63, $30.98, $33.33 and $35.69 and for Mr. Zebeck, they are $34.16,
     $36.97, $39.80 and $42.64, respectively.
(c) These dollar amounts are the result of calculations at the 5% and 10% rates required by the Securities and Exchange Commission from the market price on the date of grant and are not intended to forecast possible future appreciation of the Common Stock price. All options reported in this chart presently are substantially out of the money. The actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock.

    The following table indicates for each of the named executives information concerning stock options exercised during 1994 and the number and value of exercisable and unexercisable in-the-money options as of December 30, 1994.

                      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                             AND FISCAL YEAR END OPTION VALUES
                                                                                VALUE OF
                                                                               UNEXERCISED
                                                                 NUMBER OF    IN-THE-MONEY
                                                                UNEXERCISED    OPTIONS AT
                                                                OPTIONS AT      12/30/94
                                                               12/30/94 (#)      ($)(A)
                       SHARES ACQUIRED           VALUE         EXERCISABLE/   EXERCISABLE/
       NAME            ON EXERCISE (#)       REALIZED ($)      UNEXERCISABLE  UNEXERCISABLE
                                                                  4,144,202   $ 36,632,828
Theodore Deikel            --                   --                  400,000   $          0
                                                                    230,000   $  2,310,350
Gregory D. Lerman          --                   --                  200,000   $          0
                                                                     48,000   $     60,000
Rakesh K. Kaul             --                   --                  372,000   $     90,000
                                                                     51,600   $    116,100
James B. Moran             --                   --                  134,400   $     77,400
                                                                          0   $          0
Ronald N. Zebeck           --                   --                   75,000   $          0

--------------------------
(a) The value of unexercised in-the-money options represents the aggregate difference between the market value on December 30, 1994, based on the closing price of the Common Stock as reported on the New York Stock Exchange, and the applicable exercise or in-the-money prices.

    ARRANGEMENTS WITH MANAGEMENT. In consideration of Mr. Deikel's agreement to exercise stock options in December 1992, the Company agreed to pay Mr. Deikel additional compensation in an amount equal to the interest incurred on the personal loan taken out by him to fund the income tax liability incurred as a result of his exercise of the stock options, although not to pay a "tax gross up" on the amount of the additional compensation. The Company will pay such compensation until December 21, 1999, whether or not Mr. Deikel is an officer, director or employee of the Company. The proceeds of any sales of the shares acquired in the option exercise will be deemed to repay the loan and reduce the Company's obligation.

    In the event Mr. Zebeck voluntarily resigns his employment within three years, he is obligated to repay the Company $490,500 (adjusted for taxes) reduced by an amount equal to 1/36 of the adjusted $490,500 for each completed month of employment with Fingerhut Financial Services Corporation. If his employment is involuntarily terminated within two years, he is entitled to one year's base salary, reduced by 1/36 of the adjusted $490,500 for each such completed month of employment less than 36 months.

                    PROPOSAL 2:  APPROVAL OF 1995 LONG-TERM
                        INCENTIVE AND STOCK OPTION PLAN

    The Fingerhut Companies, Inc. 1995 Long-Term Incentive and Stock Option Plan (the "1995 Stock Option Plan") was adopted on March 22, 1995. It provides that up to 2,500,000 shares of Common Stock, subject to adjustment in certain circumstances, are available for awards of stock options or other stock-based awards to certain key employees of the Company and its subsidiaries. As discussed in more detail in "Compensation Committee Report on Executive Compensation," the PEIP Plan has not been an effective long-term incentive plan. Because of this, the Compensation Committee decided to cancel the PEIP Plan and adopt a more flexible plan. The PEIP Plan has

749,300 available shares on March 27, 1995. Upon approval of the 1995 Stock Option Plan, these shares will be cancelled, reducing the maximum shares that can be issued under the PEIP Plan. As a part of the decision to cancel the PEIP Plan, the Compensation Committee authorized the Company to repurchase PEIP options from employees at the original purchase price. Although no PEIP options have been repurchased to date, the Company estimates it will repurchase and cancel PEIP options to purchase approximately 1,500,000 shares. As a result, the Company believes the 1995 Stock Option Plan will have nominal incremental dilutive effect on its Common Stock. As of March 27, 1995, no options or awards have been granted under the 1995 Stock Option Plan. The closing price of Common Stock on March 24, 1995, as reported on the New York Stock Exchange composite tape, was $11.625 per share.

    The 1995 Stock Option Plan will permit a variety of stock-based grants and awards and give the Committee flexibility in tailoring its long-term compensation programs. The Committee has made no grants under the 1995 Stock Option Plan and is evaluating various approaches to using stock-based grants or awards in the Company's compensation programs. It will not "reprice" PEIP options or options granted under the Stock Option Plan by making equivalent replacement grants under the new plan.

    The Board of Directors believes that stock options are a valuable method for attracting, motivating and retaining key management employees. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ABOVE PROPOSAL TO APPROVE THE 1995 STOCK OPTION PLAN. The affirmative vote of a majority of the shares of Common Stock entitled to vote and present in person or by proxy at the Annual Meeting will be necessary for approval.

SUMMARY OF THE 1995 STOCK OPTION PLAN

    The 1995 Stock Option Plan will be administered by the Compensation Committee of the Board of Directors, the composition of which will satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Compensation Committee has the authority, subject to the terms of the plan, to determine the employees to whom awards are granted, the type of option or award, the number of shares of Common Stock with respect to such options or awards and the terms of such options or awards, including the purchase or exercise price, vesting periods (and the authority to accelerate vesting) and expiration dates. The 1995 Stock Option Plan will permit the Compensation Committee to grant options that are either nonqualified stock options or incentive stock options ("ISOs") that qualify under Section 422A of the Code, as well as stock appreciation rights, restricted stock or performance awards. The Company anticipates using the 1995 Stock Option Plan primarily for grants of non-qualified stock options. However, the 1995 Stock Option Plan will provide flexibility in structuring long-term incentive programs to best meet the Company's needs.

    The Compensation Committee has the authority to determine the exercise prices, vesting dates or conditions, expiration dates and other material conditions upon which options or awards may be exercised, except that the option price for ISOs may not be less than 100% of the fair market value of the Common Stock on the date of grant (and not less than 110% of the fair market value in the case of an ISO granted to any employee owning more than 10% of the Common Stock (a "Ten Percent Employee")) and the term of nonqualified stock options may not exceed 15 years from the date of grant (not more than 10 years for ISOs and five years for ISOs granted to a Ten Percent Employee). Full or part-time employees, consultants or independent contractors to the Company or one of its subsidiaries are eligible to receive nonqualified options and awards (only full or part-time employees in the case of ISOs). As of March 27, 1995, the Company and its subsidiaries had approximately 9,000 employees. No options or awards have been granted under the 1995 Stock Option Plan and the total amount that may be granted to any executive officer, the executive officer group, the non-employee Directors, or all other employees as a group is not determinable.

    The exercise price of shares being acquired under an option or award must be paid in full in cash at the time of exercise unless the Compensation Committee in its sole discretion permits payment by tendering to the Company shares of Common Stock already owned by the optionee having a fair market value equal to the exercise price of the shares being acquired or by delivering the optionee's promissory note in such amount, which note shall provide for interest at a rate not less than the minimum rate required to avoid the imputation of income, original issue discount or a below-market rate loan pursuant to Sections 483, 1274 or 7872 of the Code or any successor provisions thereto. At the time of exercise, the optionee must pay, or have withheld, the amount requested by the Company for the purpose of satisfying any liability to withhold federal or state income or other taxes. The Compensation Committee may permit a participant holding a nonqualified stock option or award to satisfy the tax obligation by witholding a portion of the shares otherwise to be delivered upon exercise with a fair market value equal to such taxes or by delivering to the Company shares of Common Stock already owned by the optionee with such value. In the case of an ISO, the right to make payment by tender of currently owned shares of Common Stock must be authorized at the time of grant.

    The 1995 Stock Option Plan authorizes the Compensation Committee, at its discretion, to grant a replacement (or reload) option to an optionee who tenders previously owned shares to pay all or a portion of the exercise price of stock options under the 1995 Stock Option Plan or any prior stock option plan of the Company. Such replacement or reload option would have as its exercise price the market price of the Common Stock on the date of exercise of the original option and cover the same number of shares as tendered by the participant in payment of the exercise price and, if applicable, the withholding taxes. The Company has no present intention to grant reload options, but the 1995 Stock Option Plan will give the Compensation Committee the flexibility to do so in appropriate cases.

    The number or kind of shares issuable under the 1995 Stock Option Plan, or the number or kind of shares subject to, or in the exercise price per share under, outstanding options may be adjusted in the event of certain corporate events affecting the Company's capital structure.

    The 1995 Stock Option Plan may be amended by the Board, but no amendment may increase the maximum number of shares of Common Stock issuable under the 1995 Stock Option Plan, decrease the minimum exercise price, extend the maximum option term or modify the eligibility requirements for participation in the 1995 Stock Option Plan, unless it is approved by the Company's shareholders.

    The 1995 Stock Option Plan will terminate on March 31, 2005. No termination of the 1995 Stock Option Plan will alter or impair any of the rights or obligations of any person, without his or her consent, under any option or award previously granted under the Plan.

    The following is a summary of the principal federal income tax consequences generally applicable to awards under the 1995 Stock Option Plan. The grant of an option is not expected to result in any taxable income for the recipient. Upon exercising a nonqualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock acquired on the date of exercise over the exercise price, and the Company will be entitled at that time to a tax deduction for the same amount. In the case of individuals subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the amount of any ordinary income recognized, and the amount of the Company's tax deduction, will be determined as of six months after the exercise date, unless a special election is made pursuant to the Code. The tax consequences to an optionee upon a disposition of shares acquired through the exercise of a non-qualified stock option will depend upon how long the shares have been held. Upon exercising an ISO, the optionee generally will not recognize ordinary income and, if certain holding periods specified in the Code are satisfied, the optionee will recognize long-term capital gain or loss upon a disposition of the acquired shares. If such holding periods are not satisfied, the optionee will recognize ordinary income upon a disposition of the shares and the Company will be entitled to a tax deduction at that time. Under the 1995 Stock Option Plan, the Compensation Committee may permit participants exercising stock options, subject to the discretion of the Compensation Committee and upon such terms and conditions as it may impose, to surrender shares of Common Stock previously owned by the optionee to the Company to satisfy federal and state tax obligations. Except for dispositions of shares acquired through the exercise of an ISO before the holding period is satisfied, generally there will be no tax consequences to the Company in connection with disposition of shares acquired under an option.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following information concerning ownership of the Company's Common Stock is furnished as of March 15, 1995 (except as otherwise indicated) with respect to (i) all persons known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each of the current directors and nominees for director of the Company; (iii) each of the named executives and
(iv) all directors and executive officers as a group. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 of the Securities and Exchange Commission, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership within 60 days.

                                       NUMBER OF SHARES
                                         BENEFICIALLY
                NAME                         OWNED        PERCENT OF CLASS
The Equitable Companies Incorporated
 787 Seventh Avenue
 New York, NY 10019                         3,100,100(1)           6.8%
Neuberger & Berman
 605 Third Avenue
 New York, NY 10158                         2,967,200(2)           6.5%
Theodore Deikel                             5,659,282(3)          11.3%
Wendell R. Anderson                           --                 --
Edwin C. Gage                                  26,900(4)               (5)
Stanley S. Hubbard                            --                       (5)
Richard M. Kovacevich                          20,000                  (5)
Dudley C. Mecum                                 1,000                  (5)
Rakesh K. Kaul                                134,500(6)               (5)
Gregory D. Lerman                             273,614                  (5)
James B. Moran                                 76,600(4)               (5)
Ronald N. Zebeck                               18,750(6)               (5)
All directors and executive officers
 as a group (18 persons)                    6,458,163(7)          12.7%

--------------------------
(1) Based on a Schedule 13G dated February 10, 1995 prepared by The Equitable Companies Incorporated indicating that these shares are held by one of its subsidiaries, Alliance Capital Management L.P., an investment adviser.
(2) Based on a Schedule 13G dated February 10, 1995 prepared by Neuberger & Berman.
(3) Includes 4,244,202 shares that Mr. Deikel has the right to acquire within 60 days of March 15, 1995 through the exercise of stock options. Share ownership shown does not include 825 shares held by Mr. Deikel's son, as to which he disclaims beneficial ownership.
(4) Share ownership shown does not include 6,900 shares held by Mr. Gage's wife, as to which he disclaims beneficial ownership.
(5)  Less than 1% of the outstanding Common Stock.
(6) The numbers of shares beneficially owned by each of Messrs. Kaul, Moran and Zebeck consist solely of shares that such officers have the respective rights to acquire within 60 days of March 15, 1995 through the exercise of stock options.
(7) Includes 4,988,552 shares that the executive officers have the right to acquire within 60 days of March 15, 1995 through the exercise of stock options.

    COMPLIANCE WITH SECTION 16. The Company believes that during 1994, all filing requirements under Section 16(a) of the Exchange Act applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

               ARRANGEMENTS AND TRANSACTIONS WITH RELATED PARTIES

    Wendell Anderson, a member of the Company's Board of Directors, provides certain governmental and regulatory affairs consulting services to the Company, for which he was paid $144,000 in 1994.

    The Company leases office space for one of its telemarketing centers and warehouse space from Carlson Real Estate Company, a partnership owned by various members of the immediate family of Edwin C. Gage, including Mr. Gage. Rental expense for 1994 under these leases was approximately $2,063,000. The Company believes the terms of the leases are at least as favorable to the Company as it could have received from an unrelated third party. The annual rental amount is not material to either the Company or Carlson Real Estate Company.

    For a number of years, the Company has had regular banking relationships with Norwest Bank Minnesota, N.A. ("Norwest Bank"), a subsidiary of Norwest Corporation. Richard M. Kovacevich is President and Chief Executive Officer of Norwest Corporation. Norwest Bank is one of the lending banks and is a letter of credit issuing bank under the Company's revolving credit and letter of credit facility and is also the registrar and transfer agent with respect to the Company's common stock. The Company and its subsidiaries also maintain a number of depository and checking accounts with Norwest Bank or its affiliates. The Company paid Norwest Bank approximately $1,725,000 with respect to these services and relationships for the 1994. The Company believes the terms of the various banking relationships, and the fees paid, are at least as favorable to the Company as it could have received from an unrelated third party. The amount paid is not material to either the Company or Norwest Corporation.

              PROPOSAL 3:  RATIFICATION OF APPOINTMENT OF AUDITORS

    At the Annual Meeting a vote will be taken on the proposal ratifying the appointment by the Board of Directors of KPMG Peat Marwick LLP as independent auditors of the Company and its subsidiaries for the fiscal year ending December 29, 1995.

    KPMG Peat Marwick LLP have served as the Company's independent auditors since 1989. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement and answer appropriate shareholder questions. Shareholders may submit questions concerning the financial statements of the Company either orally at the Annual Meeting or in writing before the Annual Meeting.

               SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

    Proposals of shareholders intended to be presented at the next annual meeting of shareholders must be received in the Company's principal executive offices no later than November 29, 1995 for inclusion in the Company's proxy materials. Proposals should be mailed to Fingerhut Companies, Inc., 4400 Baker Road, Minnetonka, Minnesota 55343, Attention: Secretary.

    PLEASE SIGN AND DATE THE ENCLOSED PROXY (OR VOTING INSTRUCTIONS CARD) AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED FOR THAT PURPOSE.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                  [SIGNATURE]
                                          John K. Ellingboe
                                          SECRETARY

March 27, 1995

[LOGO]
       Printed On
       Recycled Paper With
       Post-Consumer Content

APPENDIX TO PROXY STATEMENT


                            FINGERHUT COMPANIES, INC.

                 1995 LONG-TERM INCENTIVE AND STOCK OPTION PLAN


1.   PURPOSE OF PLAN.

     This Plan shall be known as the "FINGERHUT COMPANIES, INC. 1995 LONG-TERM INCENTIVE AND STOCK OPTION PLAN" and is hereinafter referred to as the "Plan." The purpose of the Plan is to aid in maintaining and developing personnel capable of ensuring the future success of Fingerhut Companies, Inc., a Minnesota corporation (the "Company"), to offer such personnel additional incentives to put forth maximum efforts for the success of the business, and to afford them an opportunity to acquire a proprietary interest in the Company through stock options and other long-term incentive awards as provided herein. Options granted under this Plan may be either incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"'), or stock options which do not qualify as Incentive Stock Options ("Nonqualified Stock Options"). Awards granted under this Plan may be stock appreciation rights, restricted stock or performance awards as hereinafter described.

2.   STOCK SUBJECT TO PLAN.

     Subject to the provisions of Section 15 hereof, the stock to be subject to options or other awards under the Plan shall be the Company's common stock, $.01 par value (the "Common Stock"). Subject to adjustment as provided in Section 15 hereof, the maximum number of shares on which options may be exercised or other awards issued under this Plan shall be 2,500,000 shares. If an option or award under the Plan expires, or for any reason is terminated or unexercised with respect to any shares, such shares shall again be available for options or awards thereafter granted during the term of the Plan.

3.   ADMINISTRATION OF PLAN.

     (a) The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee") which shall be a committee comprised solely of two or more "outside directors" of Fingerhut Companies, Inc. which satisfied the requirements of Section 162(m) of the Code; provided, however, that until the first meeting of shareholders of the Company at which directors are to be elected that occurs after January 1, 1996 (or such later date as may be provided in regulations proposed or promulgated under the Code), the Compensation Committee may be composed of two or more disinterested directors within the meaning of Rule 16b-3 promulgated under the Securities Act of 1934.

     (b) The Committee shall have plenary authority in its discretion, but subject to the express provisions of the Plan: (i) to determine the purchase price of the Common Stock covered by each option or award, (ii) to determine the employees to whom and the time or times at which such options and awards shall be granted and the number of shares to be subject to each, (iii) to determine the form of payment to be made upon the exercise of an SAR or in connection with performance awards, either cash, Common Stock or a combination thereof, (iv) to determine the terms of exercise of each option and award, (v) to accelerate the time at which all or any part of an option or award may be exercised, (vi) to amend or modify the terms of any option or award with the consent of the optionee, (vii) to interpret the Plan, (viii) to prescribe, amend and rescind rules and regulations relating to the Plan, (ix) to determine the terms and provisions of each option and award agreement under the Plan (which agreements need not be identical), including the designation of those options intended to be Incentive Stock Options, and (x) to make all other determinations necessary or advisable for the administration of the Plan, subject to the exclusive authority of the Board of Directors under Section 16 hereof to amend or terminate the Plan. The Committee's determinations on the foregoing matters, unless otherwise disapproved by the Board of Directors of the Company, shall be final and conclusive.

4.   ELIGIBILITY.

     Incentive Stock Options may only be granted under this Plan to any full or part-time employee (which term as used herein includes, but is not limited to, officers and directors who are also employees) of the Company and of its present and future subsidiary corporations within the meaning of Section 424(f) of the Code (herein called "subsidiaries"). Full or part-time employees, consultants or independent contractors to the Company or one of its subsidiaries shall be eligible to receive Nonqualified Stock Options and awards. In determining the persons to whom options and awards shall be granted and the number of shares subject to each, the Committee may take into account the nature of services rendered by the respective employees or consultants, their present and potential contributions to the success of the Company and such other factors as the Committee in its discretion shall deem relevant. A person who has been granted an option or award under this Plan may be granted additional options or awards under the Plan if the Committee shall so determine; provided, however, that for Incentive Stock Options granted after December 31, 1986, to the extent the aggregate fair market value (determined at the time the Incentive Stock Option is granted) of the Common Stock with respect to which all Incentive Stock Options are exercisable for the first time by an employee during any calendar year (under all plans described in subsection (d) of Section 422 of the Code of his employer corporation and its parent and subsidiary corporations) exceeds $100,000, such options shall be treated as Nonqualified Stock Options. Nothing in the Plan or in any agreement thereunder shall confer on any employee any right to continue in the employ of the Company or any of its subsidiaries or affect, in any way, the right of the Company or any of its subsidiaries to terminate his or her employment at any time.

5.   PRICE.

     The option price for all Incentive Stock Options granted under the Plan shall be determined by the Committee but shall not be less than 100% of the fair market value per share of Common Stock at the date of grant of such option. The option price for Nonqualified Stock Options granted under the Plan and, if applicable, the price for all awards shall also be determined by the Committee. For purposes of the preceding sentence and for all other valuation purposes under the Plan, the fair market value of the Common Stock shall be as reasonably determined by the Committee. If on the date of grant of any option or award hereunder the Common Stock is not traded on an established securities market, the Committee shall make a good faith attempt to satisfy the requirements of this Section 5 and in connection therewith shall take such action as it deems necessary or advisable.

6.   TERM.

     Each option and award and all rights and obligations thereunder shall expire on the date determined by the Committee and specified in the option or award agreement. The Committee shall be under no duty to provide terms of like duration for options or awards granted under the Plan, but the term of an Incentive Stock Option may not extend more than ten (10) years from the date of grant of such option and the term of options granted under the Plan which do not qualify as Incentive Stock Options may not extend more than fifteen (15) years from the date of granting of such option.

7.   EXERCISE OF OPTION OR AWARD.

     (a) The Committee shall have full and complete authority to determine whether an option or award will be exercisable in full at any time or from time to time during the term thereof, or to provide for the exercise thereof in such installments, upon the occurrence of such events (such as termination of employment for any reason) and at such times during the term of the option as the Committee may determine and specify in the option or award agreement.

     (b) The exercise of any option or award granted hereunder shall only be effective at such time that the sale of Common Stock pursuant to such exercise will not violate any state or federal securities or other laws.

     (c) An optionee or grantee electing to exercise an option or award shall give written notice to the Company of such election and of the number of shares subject to such exercise. The full purchase price of such shares shall be tendered with such notice of exercise. Payment shall be made to the Company in cash (including bank check, certified check, personal check, or money order), or, at the discretion of the Committee and as specified by the Committee, (i) by delivering certificates for Common Stock already owned by the optionee or grantee having a fair market value as of the date of grant equal to the full purchase price of the shares, or (ii) by delivering the optionee's or grantee's promissory note, which shall provide for interest at a rate not less than the minimum rate required to avoid the imputation of income, original issue discount or a below-market-rate loan pursuant to Sections 483, 1274 or 7872 of the Code or any successor provisions thereto, or (iii) a combination of cash, the optionee's or grantee's promissory note and such shares. The fair market value of such tendered shares shall be determined as provided in Section 5 hereof.
The optionee's or grantee's promissory note shall be a full recourse liability of the optionee and may, at the discretion of the Committee, be secured by a pledge of the shares being purchased. Until such person has been issued the shares subject to such exercise, he or she shall possess no rights as a shareholder with respect to such shares.

     (d) The Committee may grant "restoration" options, separately or together with another option, pursuant to which, subject to the terms and conditions established by the Committee and any applicable requirements of Rule 16b-3 promulgated under the Securities and Exchange Act of 1934 or any other applicable law, the optionee would be granted a new option when the payment of the exercise price of the option to which such "restoration" option relates is made by the delivery of shares of Common Stock owned by the optionee, as described in subsection (c) above, which new option would be an option to purchase the number of shares not exceeding the sum of (a) the number of shares of Common Stock tendered as payment upon the exercise of the option to which such "restoration" option relates and (b) the number of shares of Common Stock, if any, tendered as payment of the amount to be withheld under applicable income tax laws in connection with the exercise of the option to which such "restoration" option relates, as described in Section 11 hereof. "Restoration" options may be granted with respect to options previously granted under this Plan or any prior stock option plan of the Company, and may be granted in connection with any option granted under this Plan at the time of such grant. The purchase price of the Common Stock under each such new option, and the other terms and conditions of such option, shall be determined by the Committee consistent with the provisions of the Plan.

8.   STOCK APPRECIATION RIGHTS.

     (a) GRANT. At the time of grant of an option or award under the Plan (or at any other time), the Committee, in its discretion, may grant a stock appreciation right ("SAR") evidenced by an agreement in such form as the Committee shall from time to time approve. Any such SAR may be subject to restrictions on the exercise thereof as may be set forth in the agreement representing such SAR, which agreement shall comply with and be subject to the following terms and conditions and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan.

     (b) EXERCISE. An SAR shall be exercised by the delivery to the Company of a written notice which shall state that the holder thereof elects to exercise his or her SAR as to the number of shares specified in the notice and which shall further state what portion, if any, of the SAR exercise amount (hereinafter defined) the holder thereof requests be paid in cash and what portion, if any, is to be paid in Common Stock of the Company. The Committee promptly shall cause to be paid to such holder the SAR exercise amount either in cash, in Common Stock of the Company, or any combination of cash and shares as the Committee may by the holder of the SAR or in the sole and absolute discretion of the Committee. The SAR exercise amount is the excess of the fair market value of one share of Common Stock on the date of exercise over the per share exercise price in respect of which the SAR was granted, multiplied by the number of shares as to which the SAR is exercised. For the purposes hereof, the fair market value of the Common Stock shall be determined as provided in Section 5 hereof.

9.   RESTRICTED STOCK AWARDS.

     Awards of Common Stock subject to forfeiture and transfer restrictions may be granted by the Committee. Any restricted stock award shall be evidenced by an agreement in such form as the Committee shall from time to time approve, which agreement shall comply with and be subject to the following terms and conditions and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan:

     (a) GRANT OF RESTRICTED STOCK AWARDS. Each restricted stock award made under the Plan shall be for such number of shares of Common Stock as shall be determined by the Committee and set forth in the agreement containing the terms of such restricted stock award. Such agreement shall set forth a period of time during which the grantee must remain in the continuous employment of the Company in order for the forfeiture and transfer restrictions to lapse. If the Committee so determines, the restrictions may lapse during such restricted period in installments with respect to specified portions of the shares covered by the restricted stock award. The agreement may also, in the discretion of the Committee, set forth performance or other conditions that will subject the Common Stock to forfeiture and transfer restrictions. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding restricted stock awards.

       (b) DELIVERY OF COMMON STOCK AND RESTRICTIONS. At the time of a restricted stock award, a certificate representing the number of shares of Common Stock awarded thereunder shall be registered in the name of the grantee. Such certificate shall be held by the Company or any custodian appointed by the Company for the account of the grantee subject to the terms and conditions of the Plan, and shall bear such a legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine. The grantee shall have all rights of a shareholder with respect to the Common Stock, including the right to receive dividends and the right to vote such shares, subject to the following restrictions: (i) the grantee shall not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the restricted stock agreement with respect to such Common Stock; (ii) none of such shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such restricted period or until after the fulfillment of any such other restrictive conditions; and (iii) except as otherwise determined by the Committee, all of the Common Stock shall be forfeited and all rights of the grantee to such Common Stock shall terminate, without further obligation on the part of the Company, unless the grantee remains in the continuous employment of the Company for the entire restricted period in relation to which such Common Stock was granted and unless any other restrictive conditions relating to the restricted stock award are met. Any Common Stock, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Common Stock subject to restricted stock awards shall be subject to the same restrictions, terms and conditions as such restricted Common Stock.

       (c) TERMINATION OF RESTRICTIONS. At the end of the restricted period and provided that any other restrictive conditions of the restricted stock award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the agreement relating to the restricted stock award or in the Plan shall lapse as to the restricted Common Stock subject thereto, and a stock certificate for the appropriate number of shares of Common Stock, free of the restrictions and the restricted stock legend, shall be delivered to the grantee or his beneficiary or estate, as the case may be. If the Common Stock is traded on a securities exchange, the Company shall not be required to deliver such certificates until such shares have been admitted for trading on such securities exchange.

10.  PERFORMANCE AWARDS.

     The Committee is further authorized to grant Performance Awards. Subject to the terms of this Plan and any applicable award agreement, a Performance Award granted under the Plan (i) may be denominated or payable in cash, Common Stock (including, without limitation, restricted stock), other securities, other awards, or other property and (ii) shall confer on the holder thereof rights valued as determined by the Committee, in its discretion, and payable to, or exercisable by, the holder of the Performance Award, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee, in its discretion, shall establish. Subject to the terms of this Plan and any applicable award agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, and the amount of any payment or transfer to be made by the grantee and by the Company under any Performance Award shall be determined by the Committee.

11.  INCOME TAX WITHHOLDING.

     In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of an optionee or grantee under the Plan, are withheld or collected from such optionee or grantee. In order to assist an optionee or grantee in paying all federal and state taxes to be withheld or collected upon exercise of an option or award which does not qualify as an Incentive Stock Option hereunder, the Committee, in its absolute discretion and subject to such additional terms and conditions as it may adopt, shall permit the optionee or grantee to satisfy such tax obligation by (i) electing to have the Company withhold a portion of the shares otherwise to be delivered upon exercise of such option or award with a fair market value, determined in accordance with Section 5 hereof, equal to such taxes or (ii) delivering to the Company Common Stock other than the shares issuable upon exercise of such option or award with a fair market value, determined in accordance with Section 5 hereof, equal to such taxes.

12.  ADDITIONAL RESTRICTIONS.

     (a) The Committee shall have full and complete authority to determine whether all or any part of the Common Stock acquired upon exercise of any of the options or awards granted under the Plan shall be subject to restrictions on the transferability thereof or any other restrictions affecting in any manner the optionee's or grantee's rights with respect thereto, but any such restriction shall be contained in the agreement relating to such options or awards.

     (b) No person, who is an employee of the Company at the time of grant, may be granted any award or awards, the value of which awards are based solely on an increase in the value of the Common Stock after the date of grant of such awards, for more than 250,000 shares, in the aggregate, in any one calendar year period. The foregoing annual limitation specifically includes the grant of any awards representing "qualified performance-based compensation" within the meaning of Section 162(m) of the Code.

13.  TEN PERCENT SHAREHOLDER RULE.

     Notwithstanding any other provision in the Plan, if at the time an option is otherwise to be granted pursuant to the Plan the optionee owns directly or indirectly (within the meaning of Section 424(d) of the Code) Common Stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations, if any (within the meaning of Section 422(b)(6) of the Code), then any Incentive Stock Option to be granted to such optionee pursuant to the Plan shall satisfy the requirements of Section 422(c)(5) of the Code, and the option price shall be not less than 110% of the fair market value of the Common Stock determined as described herein, and such option by its terms shall not be exercisable after the expiration of five (5) years from the date such option is granted.

14.  NON-TRANSFERABILITY.

     No option or award granted under the Plan shall be transferable by an optionee or grantee, otherwise than by will or the laws of descent or distribution. Except as otherwise provided in an option or award agreement, during the lifetime of an optionee or grantee, the option shall be exercisable only by such optionee or grantee.

15.  DILUTION OR OTHER ADJUSTMENTS.

     If there shall be any change in the Common Stock through merger, consolidation, reorganization, recapitalization, dividend in the form of stock (of whatever amount), stock split or other change in the corporate structure, appropriate adjustments in the Plan and outstanding options and awards shall be made by the Committee. In the event of any such changes, adjustments shall include, where appropriate, changes in the aggregate number of shares subject to the Plan, the number of shares and the price per share subject to outstanding options and awards and the amount payable upon exercise of outstanding awards, in order to prevent dilution or enlargement of option or award rights.

16.  AMENDMENT OR DISCONTINUANCE OF PLAN.

     The Board of Directors may amend or discontinue the Plan at any time. Subject to the provisions of Section 15 hereof, however, no amendment of the Plan shall without shareholder approval: (i) increase the maximum number of shares under the Plan as provided in Section 2 hereof, (ii) decrease the minimum price provided in Section 5 hereof, (iii) extend the maximum term under Section 6 hereof, or (iv) modify the eligibility requirements for participation in the Plan. The Board of Directors shall not alter or impair any option or award theretofore granted under the Plan without the consent of the holder of the option or award.

17.  TIME OF GRANTING.

     Nothing contained in the Plan or in any resolution adopted or to be adopted by the Board of Directors or by the shareholders of the Company, and no action taken by the Committee or the Board of Directors (other than the execution and delivery of an option or award agreement), shall constitute the granting of an option or award hereunder.

18.  EFFECTIVE DATE AND TERMINATION OF PLAN.

     (a) The Plan shall be submitted to the shareholders of the Company for their approval and adoption.

     (b) Unless the Plan shall have been discontinued as provided in Section 16 hereof, the Plan shall terminate March 31, 2005. No option or award may be granted after such termination, but termination of the Plan shall not, without the consent of the optionee or grantee, alter or impair any rights or obligations under any option or award theretofore granted.

                                     PROXY
                           FINGERHUT COMPANIES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints THEODORE DEIKEL and JOHN K. ELLINGBOE as Proxies, each with the power to appoint his substitute, and hereby authorizes them to vote all of the shares of Common Stock of Fingerhut Companies, Inc. the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 18, 1995, or any adjournment thereof, as specified below on the following matters which are further described in the Proxy Statement related hereto:

1.  ELECTION OF DIRECTORS:

    / /   FOR all nominees listed       / /   WITHHOLD AUTHORITY to vote for
          below except as marked to           all nominees listed below
          the contrary

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A
                    LINE THROUGH HIS NAME IN THE LIST BELOW:

       STANLEY S. HUBBARD       RAKESH K. KAUL       RICHARD M. KOVACEVICH

2.  PROPOSAL TO ADOPT THE 1995 STOCK OPTION PLAN:

                / /  FOR          / /  AGAINST          / /  ABSTAIN

3. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY:

                / /  FOR          / /  AGAINST          / /  ABSTAIN

           (CONTINUED, AND TO BE DATED AND SIGNED ON THE OTHER SIDE)

                          (CONTINUED FROM THE OTHER SIDE)

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MATTER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN ITEM 1 AND FOR PROPOSALS 2 AND 3. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by partner or other authorized person.
                                                ________________________________
                                                           Signature
                                                ________________________________
                                                   Signature if held jointly
                                                Dated: __________________ , 1995

   PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.